Exhibit 15

August 5, 2011

El Paso Electric Company

El Paso, Texas

Re: Registration Statement Nos. 333-17971, 333-82129, 333-123646, 333-142557, and 333-151021

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 5, 2011 related to our review of interim consolidated financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Houston, Texas